                                                                    U.S. SECURITIES AND EXCHANGE COMMISSION

|---------------------|
|        FORM 5       |
|                     |                                                      Washington, D.C. 20549
|---------------------|
                                                              ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

            Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                                                                     of the Investment Company Act of 1940

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1.       Name and Address of Reporting Person*                    2.       Issuer Name and Ticker or Trading Symbol                6.  Relationship of Reporting Person to Issuer
                                                                                                                                   (Check all applicable)
                                                                                 Compaq Computer Corporation (CPQ)                        Director       ___ 10% Owner
                                                                                                                                   ------
                                                                                                                                     X  Officer   (give  ___ Other (Specify)
                                                                                                                                   ----
Winkler               Michael                  J.                                                                                                 title
                                                                                                                                                  below)
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(Last)               (First)            (Middle)                  3.  IRS or Social Security   4.  Statement for                        Executive Vice President, Global Business
                                                                                                                                        ------------------------------------------
                                                                      Number of Reporting         Month/Year                            Unit
                                                                                                                                        ----
20555 SH 249                                                          Person (Voluntary)       Fiscal Year 2000
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                            (Street)                                                           5.  If Amendment, Date of           7.  Individual or Joint/Group Filing
                                                                                                  Original                                     Check applicable line)
                                                                                                  (Month/Year)                       X   Form filed by One Reporting Person
                                                                                                                                   -----
Houston                    TX                     77070-2698                                                                       ___ Form filed by More than One Reporting Person
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(City)                   (State)            (Zip)                          Table 1 - Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1.  Title of Security                                             2  Transac-      3.  Trans-    4.  Securities Acquired (A)       5.  Amount 0f        6.  Owner     7. Nature of
    Instr. 3)                                                       action Date       tion        or Disposed of (D)                   Securities         - ship Form:  Indirect
                                                                                     Code         (Instr. 3, 4 and 5)                  Bene-                Direct      Beneficial
                                                                    (Month/          (Instr. 8)                                        fically Owned        (D) or      Ownership
                                                                                                                                       at End of            Indirect    (Instr. 4)
                                                                                                                                       Issuer's
                                                                                               -----------------------------------
                                                                                               ------------- -------- ------------
                                                                    Day/                                     (A) or                    Fiscal Year        (I)
                                                                    Year)                         Amount        (D)      Price         (Instr. 3 and       (Instr.
                                                                                                                                       4)               4)
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Common Stock                                                      1/14/2000           A        938              A     $30.13                            D
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Common Stock                                                      1/20/2000           A        12               A     $30.31                            D
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Common Stock                                                      1/28/2000           A        70               A     $27.19                            D
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Common Stock                                                      2/11/2000           A        2,536            A     $25.63                            D
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Common Stock                                                      2/25/2000           A        73               A     $26.06                            D
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Common Stock                                                      3/10/2000           A        70               A     $28.50                            D
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Common Stock                                                      3/24/2000           A        70               A     $28.56                            D
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Common Stock                                                      5/15/2000           A        60,000           A                                       D
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Common Stock                                                      4/7/2000            A        67               A     $29.75                            D
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Common Stock                                                      4/20/2000           A        73               A     $27.56                            D
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Common Stock                                                      4/20/2000           A        17               A     $27.56                            D
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Common Stock                                                      5/5/2000            A        74               A     $27.25                            D
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Common Stock                                                      5/19/2000           A        179              A     $27.56                            D
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Common Stock                                                      5/26/2000           A        3                A     $26.13                            D
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Common Stock                                                      6/2/2000            A        75               A     $26.88                            D
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Common Stock                                                      6/16/2000           A        73               A     $27.50                            D
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Common Stock                                                      6/30/2000           A        79               A     $25.56                            D
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Common Stock                                                      7/14/2000           A        73               A     $27.69                            D
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Common Stock                                                      7/20/2000           A        72               A     $28.13                            D
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Common Stock                                                      7/24/2000           F        2,208(1)         D     $29.25                            D
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Common Stock                                                      7/28/2000           A        84               A     $31.63                            D
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Common Stock                                                      8/25/2000           A        60               A     $33.56                            D
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Common Stock                                                      7/20/2000           A        17               A     $27.81                            D
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Common Stock                                                      9/08/2000           A        62               A     $32.75                            D
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Common Stock                                                      9/22/2000           A        68               A     $29.75                            D
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Common Stock                                                      10/06/2000          A        81               A     $25.01                            D
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Common Stock                                                      10/20/2000          A        71               A     $28.63                            D
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Common Stock                                                      10/20/2000          A        17               A     $28.63                            D
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Common Stock                                                      10/25/2000          F        2,208(1)         D     $28.15                            D
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Common Stock                                                      11/3/2000           A        65               A     $31.09                            D
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Common Stock                                                      11/17/2000          A        81               A     $25.00                            D
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Common Stock                                                      12/1/2000           A        105              A     $22.80                            D
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Common Stock                                                      12/15/2000          A        132              A     $17.14                            D
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Common Stock                                                      12/29/2000          A        154.412          A     $15.05       91,167               D
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                                                                                                                                     6,990              I             401(k) Plan
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* If the Form is filed by more than one Reporting Person, See Instruction 4(b)(v).
Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                                  (Print or Type Responses)

================================================================================================================================================================================

FORM 5 (continued)
                                                 TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                                         (e.g., puts, calls, warrants, options, convertible securities)

---------------- ------------ ------------ -------------- ------------------- ------------------------- ------------------------ --------- ------------ ------------ -----------
1. Title of      2. Conver-   3. Trans-    4. Transac-      5. Number of      6. Date Exer-             7. Title and Amount of   8. Price  9. Number    10. Owner-   11. Na-
   Derivative      sion or      action       tion Code      Derivative          cisable and Ex-           Underlying Securities    of        of Deriv-      ship         ture
   Security        Exercise     Date         (Instr. 8)     Securities          piration Date             (Instr. 3 and 4)         Deriv-    ative          of           of In-
   (Instr. 3)      Price of     (Month/                     Ac-quired (A)       (Month/Day/                                        ative     Secur-         Deriv-       direct
                   Deriv-        Day/                       or Dis-               Year)                                            Secur-    ities          ative        Bene-
                   ative         Year)                      posed of (D)                                                           ity       Bene-          Secu-        ficial
                   Security                                 (Instr. 3, 4,                                                                    ficially       rity:        Own-
                                                            and 5)                                                                 (Instr.   Owned          Direct       ership
                                                                                                                                   5)
                                                                              ------------ ------------ ----------- ------------
                                                                                                                                             at End         (D) or
                                                                              Date         Expira-                   Amount or               of             Indi-        (Instr.
                                                                              Exer-        tion           Title      Number of               Year           rect         4)
                                                                              cisable      Date                       Shares                  (Instr.       (I)
                                                                                                                                           4)
                                                                                                                                                        (Instr. 4)
                                                          ---------- --------
                                                             (A)     (D)
---------------- ------------ ------------ -------------- ---------- -------- ------------ ------------ ----------- ------------ --------- ------------ ------------ -----------
Stock Option     $27.38       5/15/2000          A        100,000              5/15/2002   5/15/2010    Common      100,000                100,000      D
Right to Buy)                                                                     (2)                   Stock
---------------- ------------ ------------ -------------- ---------- -------- ------------ ------------             ------------ --------- ------------ ------------ -----------
                 ------------ ------------ -------------- ---------- -------- ------------ ------------ ----------- ------------ --------- ------------ ------------ -----------
Stock Option     $18.10       12/13/2000         A        350,000              1/13/2001   12/12/2010   Common      350,000                350,000      D
Right to Buy)                                                                     (3)                   Stock
---------------- ------------ ------------ -------------- ---------- -------- ------------ ------------ ----------- ------------ --------- ------------ ------------ -----------
                 ------------ ------------ -------------- ---------- -------- ------------ ------------ ----------- ------------ --------- ------------ ------------ -----------

---------------- ------------ ------------ -------------- ---------- -------- ------------ ------------ ----------- ------------ --------- ------------ ------------ -----------
Explanation of Responses:
(1)   Shares withheld to satisfy tax liability for restricted stock vesting.
(2)   Shares will vest 100% on this date
(3)   Option is first exercisable on this date and vest prorata over 48 months from grant date

                                 /s/ Linda S. Auwers                                  2/14/2001
                             -------------------------------------------         -----------------
                               By Linda S. Auwers for                                   Date
                               Michael J. Winkler, Reporting Person

                              CONFIRMING STATEMENT
                             --------------------

This  statement  confirms that the  undersigned  has  authorized  and designated either  of  Glenda  L.  Hartmann  or Linda S.  Auwers  (each  individually,  the
"Authorized Person") to execute and file on the undersigned's behalf Forms 4 and
Forms 5 (including any amendments  thereto) that the undersigned may be required to file with the United States Securities and Exchange Commission as a result of the undersigned's  ownership of or transactions in securities of Compaq Computer
Corporation.  The authority of the Authorized  Person under this Statement shall continue until the undersigned is no longer required to file Forms 4 and Forms 5 with regard to the  undersigned's  ownership of or transactions in securities of
Compaq Computer Corporation,  unless earlier revoked in writing. The undersigned acknowledges  that the Authorized  Person is not assuming nor is Compaq Computer
Corporation  assuming any of the undersigned's  responsibilities  to comply with
Section 16 of the Securities Exchange Act of 1934.

                                                         /s/  Michael J. Winkler
                                                     --------------------------------
                                                              Michael J. Winkler
                                                     Title:    Director

Dated:  June 12, 1996

**Intentional misstatement or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C.1001 and 15 U.S.C. 78ff(a).

Note:   File three copies of this Form, one of which must be manually signed.
       If space provided is insufficient, see Instruction 6 for procedure.